Exhibit 10.18

AMENDED AND RESTATED

REPRESENTATION AND SERVICES AGREEMENT FOR OIL SPILL

CONTINGENCY PLANNING, RESPONSE AND REMEDIATION

This Amended and Restated Representation and Services Agreement for Oil Spill Contingency Planning, Response and Remediation (this “Agreement”) is dated this 6th day of December, 2013, by and among Tesoro Companies, Inc. (“TCI”), a Delaware corporation, Tesoro Maritime Company (“TMC”), a Delaware corporation, Tesoro Refining & Marketing Company LLC (“TRMC”), a Delaware limited liability company, Tesoro Alaska Company (“TAC”), a Delaware corporation, Kenai Pipeline Company (“KPL”), a Delaware corporation, Tesoro Alaska Pipeline Company (“TAPL”), a Delaware corporation, Carson Cogeneration Company (“CCC”), a Delaware corporation, Tesoro Logistics Operations LLC (“TLO”), a Delaware limited liability company, Tesoro High Plains Pipeline Company LLC (“THPP”), a Delaware limited liability company, Tesoro Logistics Pipelines LLC (“TLP”), and Tesoro Logistics Northwest Pipeline LLC (“TLNP”), a Delaware limited liability company, each of whom is a “Party” and collectively are the “Parties” to this Agreement; TCI, TRMC, TMC, TAC, KPL, TAPL and CCC are each individually, a “Tesoro Party” and collectively, the “Tesoro Parties,” and TLO, TLP, TLNP and THPP are each individually, a “TLLP Party” and collectively, the “TLLP Parties”.

RECITALS:

A. WHEREAS, all of the Parties, except for CCC, are parties to that certain Representation and Services Agreement for Oil Spill Contingency Planning, Response and Remediation dated as of February 21, 2013 (the “Existing Agreement”);

B. WHEREAS, the Parties desire to amend and restate the Existing Agreement to add CCC as a party and to clarify certain issues regarding the obligations of the Parties thereto;

C. WHEREAS, the Parties are all affiliated entities, with TCI, TRMC, TMC, TAC and TAPL being wholly owned subsidiaries of Tesoro Corporation; KPL being a wholly owned subsidiary of TAC; CCC being a wholly owned subsidiary of TRMC; and TLO being a wholly owned subsidiary of Tesoro Logistics LP (“TLLP”), in which a majority of the partnership interests are owned by Tesoro Corporation and its subsidiaries, and which is solely managed by Tesoro Logistics GP, LLC, a wholly owned subsidiary of Tesoro Corporation (“TLGP”); and with TLP being a wholly owned subsidiary of TLO and both THPP and TLNP being wholly owned subsidiaries of TLP;

D. WHEREAS, in six transactions, respectively effective April 26, 2011, April 1, 2012, September 14, 2012, November 15, 2012, June 1, 2013 and the date hereof, TLO received contributions of certain logistics assets from TAC and TRMC, which included multiple wharfs, pipelines, terminals, storage tanks and ancillary facilities located in the States of Alaska, California, Idaho, North Dakota, Utah and Washington;

E. WHEREAS, TLO has rights of first offer to acquire certain other logistics assets from TRMC and TAC, and the Parties may agree to assign future logistics assets to TLO in the future, which will become part of the TLLP Facilities subject to this Agreement when they are assigned to TLO by any of the Tesoro Parties;

F. WHEREAS, the TLLP Parties have acquired and/or may acquire in the future other logistics facilities that will provide services to the Tesoro Parties, and for which the Parties will agree that the Tesoro Parties should provide oil spill contingency planning and response services, and upon such acquisition and agreement, such logistics facilities will become part of the TLLP Facilities subject to this Agreement;

G. WHEREAS, the TLLP Parties have entered into operating agreements (collectively, “Operating Agreements”; and each individually, an “Operating Agreement”) with the Tesoro Parties, under which TLLP provides services to the Tesoro Parties as the operator of certain logistics assets, including wharfs, pipelines, terminals, storage tanks and ancillary facilities in the State of California;

H. WHEREAS, the TLLP Parties may in the future enter into other Operating Agreements under which TLLP will provide services to the Tesoro Parties as the operator of certain logistics assets, including wharfs, pipelines, terminals, storage tanks and ancillary facilities;

I. WHEREAS, TRMC and TAC are currently the largest customers using the logistics facilities that have been transferred to TLLP, or for which TLLP provides operating services under various services agreements with TLO and tariffs are published by THPP, and have contracted with TLO to utilize the majority of the capacity of the TLLP Facilities;

J. WHEREAS, the Parties intend that the logistics facilities that have either (i) been assigned, leased or subleased from a Tesoro Party to a TLLP Party or (ii) for which a TLLP Party provides operating services for a TLO Party, are each individually, a “TLLP Facility” and collectively, the “TLLP Facilities”,

K. WHEREAS, the Tesoro Parties employ personnel who have training and experience in Oil Spill Contingency Planning and Response, and who provide such services in connection with the Tesoro Parties’ assets;

L. WHEREAS, the TLLP Parties wish to have personnel and contractors of the Tesoro Parties continue to provide services relating to Oil Spill Contingency Planning and Response for the TLLP Facilities;

M. WHEREAS, some of the Tesoro Parties and the TLLP Parties are parties to an Amended and Restated Operational Services Agreement dated April 1, 2012 (“Operational Services Agreement”) and a Second Amended and Restated Omnibus Agreement dated November 15, 2012 (“Omnibus Agreement”), including schedules related thereto, pursuant to which the Tesoro Parties provide certain services to the TLLP Parties, and have indemnified or will indemnify the TLLP Parties for certain liabilities;

N. WHEREAS, TMC charters vessels that use TLLP Facilities as well as facilities of the Tesoro Parties, and deliver and receive crude oil and refined products from such onshore facilities;

O. WHEREAS, TCI is a member of the Marine Preservation Association (“MPA”) and has contracted with the Marine Spill Response Corporation (“MSRC”), to provide oil spill response and contingency planning for property owned and operated by TRMC, TAC, KPL, TAPL, CCC, THPP, TLNP and TLO and for vessels charted by TMC;

P. WHEREAS, TCI has deemed TRMC, TMC, TAC, KPL, TAPL, CCC, THPP, TLNP and TLO to be covered entities under TCI’s MPA membership, such that TCI acts as a representative of each of these affiliated Parties in connection with its membership rights and responsibilities regarding MPA’s operations and cost structure;

Q. WHEREAS, TMC is a member in Cook Inlet Spill Response, Inc. (“CISPRI”), which provides oil spill response and contingency planning for the Anchorage Terminals included within the TLLP Facilities, as well as other facilities owned and operated by TAC, KPL and TAPL in Alaska;

R. WHEREAS, some of the Parties are also parties to a certain Marine Services Representation Agreement dated May, 2011, covering joint representation in CISPRI, and this Agreement shall supplement, but not supersede or replace that Marine Services Representation Agreement; and

S. WHEREAS, some of the Tesoro Parties are also parties to intercompany service agreements covering services provided by TCI to other Tesoro Parties, and this Agreement shall supplement but not supersede or replace those agreements.

NOW THEREFORE, in consideration of the foregoing, the receipt and sufficiency of which are hereby acknowledged by the Parties, and for purposes of documenting and memorializing the Parties’ mutual understandings regarding (a) TCI serving as the representative of all Parties through its membership in MPA, and (b) the allocation among the Parties of costs and expenses associated with oil spill contingency planning, response and remediation activities, the Parties do hereby covenant and agree as follows:

1. TCI Representation in MPA. TCI will act as the sole representative for all the Parties as a member in MPA, and TCI shall perform the duties and responsibilities of a member in MPA on behalf of all the Parties. TCI shall use reasonable commercial efforts to perform such duties and responsibilities in accordance with the same standards that it uses for its own business.

2. MPA Operating Costs. MPA may allocate to TCI, as a MPA member, a share of MPA’s ongoing operating, maintenance, planning and contingency preparedness costs, expenses and capital contributions related to MPA’s normal operations (“MPA Operating Costs”) not arising from response, remediation, containment or cleanup of actual spills, releases, accidents or similar incidents. MPA Operating Costs shall include, without limitation, costs associated with contingency planning and preparedness and drills for potential spills, releases, accidents or similar incidents. TLO shall reimburse TCI for all MPA Operating Costs allocated to TCI by MPA with respect to the TLLP Facilities, and such MPA Operating Costs shall not be further allocated among the Parties.

3. Engagement of MSRC. One or more of the Tesoro Parties may engage MSRC to perform services relating to ongoing operating, maintenance, planning and contingency preparedness, including services relating to the TLLP Facilities. The Tesoro Parties are authorized to so engage MSRC in the ordinary course of business to perform such services for the TLLP Facilities, under terms and conditions and at rates and fees consistent with those provided for facilities of the Tesoro Parties and in accordance with customary industry terms for similarly situated facilities of third parties. Costs and overhead fees charged to the Parties by MSRC associated with routine services provided by MSRC (“MSRC Service Fees”) for the TLLP Facilities and not related to Incidents, shall be included within the fees specified in the Omnibus Agreement and the Operational Services Agreement and shall not be otherwise charged to the TLLP Parties.

4. Response Costs. “Incident Response Costs” shall include MSRC/MPA Response Costs, Tesoro Response Costs, and TLLP Response Costs, as set forth below:

(a) MPA and/or MSRC may allocate to TCI or charge TCI for costs (“MSRC/MPA Response Costs”) incurred by MSRC and/or MPA related to response, remediation, containment or cleanup of any actual spills, releases, accidents or similar incidents (each individually an “Incident”, and collectively “Incidents”) associated with facilities or operations of the Parties or third parties, which are not included within the MPA Operating Costs or MSRC Service Fees.

(b) The Tesoro Parties may also incur other costs (“Tesoro Response Costs”) related to response, remediation, containment or cleanup of any Incidents associated with the TLLP Facilities, which are not included within the MSRC/MPA Response Costs, the MPA Operating Costs or the MSRC Service Fees. Tesoro Response Costs may include, without limitation, (i) costs of time and expenses of personnel of the Tesoro Parties, (ii) fees and costs for use of materials and equipment provided by the Tesoro Parties, (iii) fees and costs for services, materials equipment, vessels and vehicles provided by third parties and charged to the Tesoro Parties, (iv) fees and costs charged to the Tesoro Parties by governmental agencies with respect to remediation, containment or cleanup of any Incidents and (v) fees and costs incurred by third parties with respect to remediation, containment or cleanup of any Incidents for which a Tesoro Party is legally responsible for providing indemnity or contribution to such third party by reason of the Tesoro Party being an owner of a TLLP Facility operated by a TLLP Party.

(c) The TLLP Parties may also incur other costs (“TLLP Response Costs”) related to response, remediation, containment or cleanup of any Incidents associated with facilities or operations of the Tesoro Parties, which are not included within the MSRC/MPA Response Costs, the MPA Operating Costs or the MSRC Service Fees. TLLP Response Costs may include, without limitation, (i) costs of time and expenses of personnel of the TLLP Parties, (ii) fees and costs for use of materials and equipment provided by the TLLP Parties, (iii) fees and costs for services, materials equipment, vessels and vehicles provided by third parties and charged to the TLPP Parties, (iv) fees and costs charged to the TLLP Parties by governmental agencies with respect to remediation, containment or cleanup of any Incidents, and (v) fees and costs incurred by third parties with respect to remediation, containment or cleanup of any Incidents for which a TLLP Party is legally responsible for providing indemnity or contribution to such third party by reason of the TLLP Party being an owner, operator, lessee or sublessee of a TLLP Facility.

(d) In the event that there is an Incident involving a TLLP Facility, which results in MSRC and/or MPA incurring MSRC/MPA Response Costs that are charged to TCI as a member of MPA or otherwise charged to TCI or another Tesoro Party as a responsible party under environmental laws, regulations, and permits, or as an owner or lessee of a TLLP Facility operated or subleased by a TLLP Party, then the TLLP Party operating or subleasing the TLLP Facility for which such costs are incurred shall reimburse and indemnify the affected Tesoro Parties for the MSRC/MPA Response Costs associated with such TLLP Facility; provided however, that such TLLP Party shall not be responsible for reimbursing or indemnifying a Tesoro Party for any Incident Response Costs to the extent that the Incident was attributable to the negligent or wrongful actions or omissions of such Tesoro Party for which the TLLP Party would have a right of recovery against such Tesoro Party under law, regulation, equity or contract.

(e) In the event that there is an Incident involving a TLLP Facility, which results in one or more of the Tesoro Parties incurring Tesoro Response Costs, then the TLLP Party operating, leasing or subleasing the TLLP Facility for which such costs are incurred shall reimburse and indemnify the Tesoro Parties for the Tesoro Response Costs associated with such Incident; provided however, that such TLLP Party shall not be responsible for reimbursing or indemnifying the Tesoro Parties for any Tesoro Response Costs to the extent that the Incident was attributable to the to the negligent or wrongful actions or omission of such Tesoro Party for which the TLLP Party would have a right of recovery against such Tesoro Party under law, regulation, equity or contract.

(f) In the event that there is an Incident involving a facility owned or leased (but not leased or subleased to a TLLP Party) or operated by one of the Tesoro Parties, which results in one or more of the TLLP Parties incurring TLLP Response Costs, then the Tesoro Party owning, leasing, or operating (but not leasing or subleasing to a TLLP Party) the facility for which such costs are incurred shall reimburse and indemnify the TLLP Parties for the TLLP Response Costs associated with such Incident; provided however, that such Tesoro Party shall not be responsible for reimbursing or indemnifying the TLLP Parties for any TLLP Response Costs to the extent that the Incident was attributable to the to the negligent or wrongful actions or omissions of such TLLP Party for which the Tesoro Party would have a right of recovery against such TLLP Party under law, regulation, equity or contract.

(g) In the event that the Incident Response Costs relating to Incidents that are associated with both a facility operated, leased or subleased by a TLLP Party or a Tesoro Party and a vessel chartered by TMC, then the Parties shall negotiate a fair and equitable allocation of costs among TCI, TMC and the Party operating, leasing or subleasing such facility, based upon the nature of the costs and the Incidents that resulted in the Incident Response Costs and the respective culpability of the Parties with regard to such Incident. TMC shall be responsible for reimbursing the appropriate Parties for such Incident Response costs to the extent that law, regulation, equity or contract would impose such liability upon TMC as a charterer of the vessel. If the Incident involves a TLLP Facility, the TLLP Parties shall be subrogated to the rights of TMC to recover from the vessel or its insurers the Incident Response Costs incurred by TLLP, either directly or by reason of a reimbursement of the Tesoro Parties pursuant to this Agreement.

(h) In the event that TCI is charged for MSRC/MPA Response Costs relating to Incidents associated with facilities or operations of third parties that are unrelated to any facilities or operations of any of the Parties or vessels chartered or otherwise utilized by TCI, then the Parties shall negotiate a fair and equitable allocation of costs among themselves, based upon the nature of the costs and the Incident that resulted in the MSRC/MPA Response Costs and the respective relationships of the Parties with regard to such Incident.

(i) In no event shall any allocation of Incident Response Costs be made or required hereunder that would cause the Incident to be regarded as more than one occurrence with respect to all of the Parties’ collective insurance coverages or that would expose the Parties to multiple insurance deductibles or self-insured retentions or otherwise limit or exclude insurance coverage with respect to such Incident, nor shall any provision of this agreement or any condition of TCI’s representation of the Parties as a member in MPA be construed to provide such a result. If any Party recovers any MSRC/MPA Response Costs from the owner, operator, charterer or insurer of a vessel or any other third party or any insurer, then such recovery shall be credited against and reduce and/or provide reimbursement for any Incident Response Costs that otherwise might be owed or have been paid by the other Parties hereto.

(j) This Agreement does not supersede or control over any allocation of Incident Response Costs that may be set forth in specific Operating Agreements, use and throughput agreements or other service agreements between the TLLP Parties and the Tesoro Parties regarding operation and use of the TLLP Facilities. The provisions of these agreements shall be harmonized with the provisions of this Agreement to the maximum extent possible. In the event of any conflict between the various terms, the provisions of the applicable Operating Agreement, use and throughput agreement or service agreement shall control over the terms of this Agreement.

5. Additions to TLLP Facilities. The Parties anticipate that in the future, TLLP will acquire, lease or sublease additional logistics facilities from Tesoro Parties or from third parties, and that the Parties may agree that the Tesoro Parties should provide oil spill contingency planning and response services for those additional facilities. Upon such acquisition and agreement, each such facility will automatically become a TLLP Facility, subject to this Agreement.

6. Term and Termination. This Agreement shall continue until December 31, 2013 and shall renew for successive periods of one year thereafter, unless terminated by any Party upon sixty (60) days advance written notice. The Parties shall periodically evaluate whether the allocation of MPA Operating Costs set forth herein and the agreement not to include such MPA Operating Costs or MSRC Service Fees as components of tariffs and fees remains appropriate under conditions as they may exist from time to time. At any time after December 31, 2013, any Party may request renegotiation of all or any part of this Agreement, and the Parties shall then negotiate in good faith to make reasonable arrangements regarding future allocations of MPA Operating Costs, MSRC Service Fees and related adjustments of tariff and fee structures. In the event the Parties are unable to reach a consensus on any appropriate adjustments, then any Party may terminate this Agreement upon ten (10) days advance written notice as to subsequent costs incurred by TCI, but such termination shall not invalidate this Agreement as to costs incurred by TCI prior to the effective date of such termination. Upon termination of this Agreement, TCI may rescind its designation of the other Parties as covered entities with respect to TCI’s membership in MPA.

7. Parent Guaranties and COFRs. For TLLP Facilities that are operated, leased or subleased by a TLLP Party, but are owned or leased by a Tesoro Party, then the Tesoro Party or its parent, Tesoro Corporation may be required to post or provide a parent guaranty or a Certificate of Financial Responsibility (“COFR”) to demonstrate adequate financial ability to pay for any Incident Response Costs that might be associated with Incidents at such TLLP Facility. The TLLP Party operating, leasing or subleasing the TLLP Facility shall release, defend, indemnify and hold harmless the Tesoro Party owning or leasing such TLLP Facility from and against any such Incident Response Costs as provided herein and any other damages, losses, expenses or fees which the Tesoro Party may incur under the Tesoro Party’s parent guaranty or COFR resulting from the TLLP Party’s operation leasing or subleasing of the TLLP Facility prior to acceptance by the California Department of Fish and Game of TLO’s COFR. Tesoro Corporation shall be (i) subrogated to the rights of such Tesoro Party to receive such reimbursement to the extent that Tesoro Corporation is obligated to pay or guarantee payment of such Incident Response Costs pursuant to any such parent guaranty or COFR, and (ii) entitled to receive reimbursement from TLLP for any incremental costs or expenses incurred by it or a Tesoro Party in connection with the posting of a COFR for a TLLP Facility. In the event of a conflict of provisions of this Agreement and the provisions of the Carson Asset Indemnity Agreement dated as of the date hereof, by and among TLGP, TLLP, TLO, Tesoro Corporation, and TRMC, the provisions of the Carson Asset Indemnity Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets.

8. Miscellaneous.

(a) Assignment. This Agreement shall be binding upon the Parties and their respective successors and assigns, provided however, that no Party may assign its interests under this Agreement without the consent of all the Parties hereto.

(b) Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal district court of competent jurisdiction in Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(d) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(e) No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party; provided however, that Tesoro Corporation shall be a third party beneficiary of all indemnities and reimbursement rights provided to the Tesoro Parties hereunder as provided in Section 7 above. No insurer or third party other than Tesoro Corporation or TLLP shall be entitled to assert subrogation, indemnity or contribution rights against any Party with respect to any Incident or as a result of the provisions of this Agreement or TCI acting as the representative of the other Parties as a member in MPA or a party to agreements with MSRC.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written

TESORO PARTIES:

TESORO COMPANIES, INC

By:	/s/ Gregory J. Goff
Name:	Gregory J. Goff
Title:	Chairman of the Board of Directors and President

TESORO MARITIME COMPANY

By:	/s/ G. Scott Spendlove
Name:	G. Scott Spendlove
Title:	Senior Vice President and Chief Financial Officer

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Gregory J. Goff
Name:	Gregory J. Goff
Title:	Chairman of the Board of Managers and President

TESORO ALASKA COMPANY

By:	/s/ Gregory J. Goff
Name:	Gregory J. Goff
Title:	Chairman of the Board of Directors and President

TESORO ALASKA PIPELINE COMPANY

By:	/s/ G. Scott Spendlove
Name:	G. Scott Spendlove
Title:	Senior Vice President and Chief Financial Officer

KENAI PIPELINE COMPANY

By:	/s/ G. Scott Spendlove
Name:	G. Scott Spendlove
Title:	Senior Vice President and Chief Financial Officer

CARSON COGENERATION COMPANY

By:	/s/ Gregory J. Goff
Name:	Gregory J. Goff
Title:	Chairman of the Board of Directors and President

Signature Page to Amended and Restated Representation and Services Agreement

TLLP PARTIES:

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Name: Phillip M. Anderson
Title: President

TESORO LOGISTICS PIPELINES LLC

By:	/s/ Phillip M. Anderson
Name: Phillip M. Anderson
Title: President

TESORO LOGISTICS NORTHWEST
PIPELINE LLC

By:	/s/ Phillip M. Anderson
Name: Phillip M. Anderson
Title: President

TESORO HIGH PLAINS PIPELINE
COMPANY LLC

By:	/s/ Phillip M. Anderson
Name: Phillip M. Anderson
Title: President

Signature Page to Amended and Restated Representation and Services Agreement